Exhibit 10.13

Summary of Compensation of Named Executive Officers

Name	Base Salary
Thomas E. Gottwald Chairman of the Board, President, and Chief Executive Officer	$963,400
Robert A. Shama President, Afton Chemical Corporation	$530,000
Bruce R. Hazelgrove, III Vice President and Chief Administrative Officer	$425,000
Stephen M. Edmonds Vice President and General Counsel	$416,100
David A. Fiorenza* Vice President, NewMarket Corporation	$60,100

* Mr. Fiorenza served as Vice President and Chief Financial Officer through December 31, 2014 and now serves as Vice President of NewMarket. He is expected to retire on March 1, 2015. The above amount represents his base salary to that date.